news release

GODADDY REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2016 RESULTS
2016 Revenue Growth of 15% Driven by 7% Growth in Customers and ARPU
With HEG Contribution, 2017 Revenue Growth Expected In High Teens, Cash Flow at +30%

SCOTTSDALE, Ariz., February 15, 2017 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY), the world’s largest cloud platform dedicated to small, independent ventures, today reported complete financial results for the fourth quarter and year ended December 31, 2016.
“GoDaddy’s full year 2016 results were strong on all fronts, with revenue up 15% to $1.8 billion and exceptional cash flow. Expanding internationally while deepening the product experience has enabled us to add new customers to the franchise and provide even more value to our existing customers. Looking to 2017, with the acquisition of HEG and the delivery of GoCentral, we expect revenue growth in the range of 18-20%, and cash flow growth of more than 30%. Our ability to serve our growing base of 14.7 million global customers with new tools and services continues to drive steady and sustainable growth now and into the future," said Blake Irving, Chief Executive Officer

Fourth Quarter Financial Highlights

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Change	2016	2015	Change
	(in millions, except customers in thousands and ARPU)
GAAP Results
Revenue	$485.9	$425.4	14.2%	$1,847.9	$1,607.3	15.0%
Net loss(1)(2)	$(0.8)	$(0.5)	NM	$(21.9)	$(120.4)	NM
Net cash provided by operating activities	$89.1	$61.1	45.8%	$386.5	$259.2	49.1%
Non-GAAP Results
Unlevered Free Cash Flow	$76.6	$52.3	46.5%	$356.7	$294.1	21.3%
Operating Metrics
Total Bookings	$524.8	$464.0	13.1%	$2,155.5	$1,914.2	12.6%
Total customers at period end	14,740	13,774	7.0%	14,740	13,774	7.0%
ARPU	$130	$121	6.8%	$130	$121	6.8%

(1)
Net loss for the twelve months ended December 31, 2015 includes $51.1 million of costs consisting of $29.7 million in termination payments made in connection with the completion of the IPO and the $21.4 million loss on debt extinguishment.

(2)
Net loss for the three and twelve months ended December 31, 2016 includes acquisition-related expenses of $10.5 million and $13.1 million, respectively, the majority of which are attributable to our proposed acquisition of Host Europe Group. Net loss for the three and twelve months ended December 31, 2015 includes acquisition and sponsor-related expenses of $0.9 million and $33.9 million, respectively, the majority of which are attributable to the IPO-related expenses noted above.

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•	Total revenue of $485.9 million, up 14.2% year over year, or approximately 15.3% on a constant currency basis.

•	Total bookings of $524.8 million, up 13.1% year over year, or approximately 14.1% on a constant currency basis.

•	Net cash provided by operating activities of $89.1 million, up 45.8% year over year.

•	Unlevered free cash flow of $76.6 million, up 46.5% year over year.

•	Customers were 14.7 million at December 31, 2016, up 7.0% year over year.

•	Average revenue per user (ARPU) of $130, up 6.8% year over year.

•	Domains revenue of $242.5 million, up 11.2% year over year.

•	Hosting and Presence revenue of $176.7 million, up 13.6% year over year.

•	Business Applications revenue of $66.7 million, up 28.8% year over year.

•	International revenue of $135.6 million, up 22.7% year over year, or 26.9% on a constant currency basis.

Operating Highlights

•
GoDaddy entered into a definitive agreement to acquire Host Europe Group (HEG) for €1.69 billion (approximately US$1.79 billion), including €605 million paid to the selling shareholders and €1.08 billion in assumed net debt. The transaction is expected to close in the second quarter of 2017.

•
GoDaddy launched GoCentral, a new service that combines a mobile-optimized website builder with an integrated set of marketing and e-commerce tools to help anyone connect with the audience for their idea or business.

•
GoDaddy returned to the Super Bowl, as part of a broader marketing campaign intended to introduce The Internet as a person who loves your idea and wants to see it online, and GoDaddy as the best way to get your idea everywhere it needs to be online.

•
GoDaddy added several enhancements to its Online Store platform, including the ability for GoDaddy sellers to accept Apple Pay, enabling the merchants on its e-commerce platform to capture increased mobile sales.

•
GoDaddy's Pro Program was expanded to add a set of tools and benefits designed for web designers and developers to include Pro ManageWP, which allows users to control all of their WordPress websites in one place, regardless of host.

Balance Sheet
At December 31, 2016, total cash and cash equivalents and short-term investments were $572.7 million, total long-term debt outstanding, including current portion, was $1,039.7 million, total debt was $1,072.5 million and net debt was $499.8 million.
Debt Refinancing and Pro Forma Capital Structure
Earlier today, GoDaddy finalized approximately $2.5 billion in new term loans that fully replaces its existing $1.1 billion term loan and provides full funding for the acquisition of the HEG mass business. The new credit facility includes an increase in the Company's revolver to $200 million, which is currently undrawn, extends the term loan maturity date to 2024, and will bear interest at a rate equal to LIBOR plus 250 basis points, versus the prior facility's cost of LIBOR plus 325 basis points. The company is assessing whether it will recognize a loss on debt extinguishment as a result of the refinancing. In addition to the recent financing, GoDaddy has received commitments

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for a bridge loan of approximately $530 million associated with the acquisition of HEG’s PlusServer managed hosting business, which GoDaddy intends to divest.
Following the completion of the HEG acquisition, GoDaddy expects to be near the high-end of its targeted leverage of 2-4x. Organic cash flow growth and the potential divestiture of PlusServer is expected to bring the Company's leverage to the middle of that target by the end of 2017.

Business Outlook
For the first quarter ending March 31, 2017, GoDaddy expects total revenue in the range of $485 million to $490 million. For the full year ending December 31, 2017, GoDaddy expects total revenue in the range of $2.18 billion to $2.22 billion, representing approximately 19% growth at the midpoint versus the $1.8 billion in revenue generated in 2016.
For the full year 2017, GoDaddy expects unlevered free cash flow in a range of $460 million to $480 million, representing approximately 32% growth at the midpoint versus the $356.7 million in unlevered free cash generated in 2016.
This outlook includes no contribution from PlusServer, HEG’s managed hosting business, which GoDaddy intends to divest. PlusServer will be reflected as an asset held for sale and not included in GoDaddy's reported results.
In the third quarter of 2016, GoDaddy modified its reporting and guidance practices to ensure compliance with recent SEC interpretations on the use of non-GAAP measures. As a result, GoDaddy transitioned away from its historical presentation of Adjusted EBITDA. The table below shows the significant components of the historical presentation of Adjusted EBITDA, including EBITDA excluding equity-based compensation as well as changes in key balance sheet items such as deferred revenue and prepaid and accrued domain registry costs, to allow these components to be compared to GoDaddy's previously issued guidance and past results for Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

	(in millions)
EBITDA excluding equity-based compensation(1)	$71.1	$66.5	$263.2	$147.0
Change in deferred revenue	$5.2	$4.0	$163.5	$165.9
Change in prepaid and accrued registry costs	$4.0	$2.0	$(21.9)	$(30.8)

(1)
For the three and twelve months ended December 31, 2016, includes acquisition and sponsor-related expenses of $10.5 million and $13.1 million, respectively, the majority of which are attributable to our proposed acquisition of Host Europe Group.

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP). GoDaddy does not provide reconciliations from non-GAAP guidance to GAAP, because projections of changes in individual balance sheet amounts are not possible without unreasonable effort, and presentation of such reconciliations would imply an inappropriate degree of precision. Our reported results provide reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.
Quarterly Conference Call and Webcast
GoDaddy will host a conference call and webcast to discuss fourth quarter 2016 results at 5:00 p.m. Eastern Time on February 15, 2017. To hear the call, dial (877) 201-0168 in the United

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States or (647) 788-4901 from international locations, with passcode 51914150. A live webcast of the call, together with a slide presentation including supplemental financial information and reconciliations of certain non-GAAP financial measures to their nearest GAAP equivalent, will be available through the Company's Investor Relations website at https://investors.godaddy.net. Following the call, a recorded replay of the webcast will be available on the website.
GoDaddy Inc. uses its Investor Relations website at https://investors.godaddy.net as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investor Relations website, in addition to following press releases, Securities and Exchange Commission (SEC) filings, public conference calls and webcasts.
Forward-Looking Statements
This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. Statements in this release involve risks, uncertainties and assumptions. If the risks or uncertainties materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking statements, including, but not limited to: launches of new or expansion of existing products or services, any projections of product or service availability, technology developments, customer growth, addressable market size or other future events; any statements about historical results that may suggest future trends for our business; any statements regarding our plans, strategies or objectives with respect to future operations, including international expansion plans; any statements regarding integration of recent or planned acquisitions, any statements regarding our future financial results; statements concerning GoDaddy’s proposed acquisition of HEG, including the anticipated closing date; statements regarding GoDaddy’s proposed divestiture of HEG’s PlusServer business; and any statements of assumptions underlying any of the foregoing.
Actual results could differ materially from our current expectations as a result of many factors, including, but not limited to: the unpredictable nature of our rapidly evolving market; fluctuations in our financial and operating results; our rate of growth; interruptions or delays in our service or our web hosting; breaches of our security measures; the impact of any previous or future acquisitions; our ability to continue to release, and gain customer acceptance of, our existing and future products and services; our ability to manage our growth; our ability to hire, retain and motivate employees; the effects of competition; technological, regulatory and legal developments; intellectual property litigation; and developments in the economy, financial markets and credit markets.
Additional risks and uncertainties that could affect GoDaddy’s financial results are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in GoDaddy’s Annual Report on Form 10-K for the year ended December 31, 2015, which is available on GoDaddy's website at https://investors.godaddy.net and on the SEC's website at www.sec.gov. Additional information will also be set forth in other filings that GoDaddy makes with the SEC from time to time. Risks related to HEG also include uncertainties regarding the timing of the acquisition, retention of customers and employees and GoDaddy’s ability to integrate HEG into GoDaddy and divest the PlusServer business. All forward-looking statements in this press release are based on information available to GoDaddy as of the date hereof. GoDaddy does not assume any obligation to update the forward-looking

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statements provided to reflect events that occur or circumstances that exist after the date on which they were made.
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, this press release includes Total Bookings and ARPU, as operating metrics, and financial measures defined as "non-GAAP financial measures" by the SEC including EBITDA Excluding Equity-Based Compensation, Unlevered Free Cash Flow and Net Debt. These measures may be different from non-GAAP financial measures used by other companies in our industry, as those other companies may calculate their non-GAAP financial measures differently, particularly related to adjustments for acquisition accounting and non-recurring expenses.
We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. The non-GAAP financial measures included in this release should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation between each non-GAAP financial measure and its nearest GAAP equivalent is included in this release following the financial statements. We use both GAAP and non-GAAP measures to evaluate and manage our operations.
Total bookings. Total bookings represents cash receipts from the sale of products to customers in a given period adjusted for products where we recognize revenue on a net basis and without giving effect to certain adjustments, primarily net refunds granted in the period. Total bookings provides valuable insight into the sales of our products and the performance of our business since we typically collect payment at the time of sale and recognize revenue ratably over the term of our customer contracts. We report total bookings without giving effect to refunds granted in the period because refunds often occur in periods different from the period of sale for reasons unrelated to the marketing efforts leading to the initial sale. Accordingly, by excluding net refunds, we believe total bookings reflects the effectiveness of our sales efforts in a given period.
ARPU. We calculate ARPU as total revenue during the preceding 12 month period divided by the average of the number of total customers at the beginning and end of the period. ARPU provides insight into our ability to sell additional products to customers, though the impact to date has been muted due to our continued growth in total customers. The impact of purchase accounting adjustments makes comparisons of ARPU among historical periods less meaningful.
EBITDA excluding equity-based compensation. EBITDA excluding equity-based compensation is a supplemental measure of our operating performance allowing management, investors and others to evaluate and compare our core operating results and trends by removing the impact of our capital structure (interest expense from our outstanding long-term debt), asset base (depreciation and amortization), tax consequences (tax provision and TRA liability) and equity-based compensation. In addition to its use by management, we also believe it is a measure widely used by securities analysts, investors and others to evaluate the financial performance of our company and other companies in our industry. We calculate EBITDA excluding equity-based compensation as net income (loss) excluding depreciation and amortization, interest expense (net), provision (benefit) for income taxes and adjustments to the TRA liability and equity-based compensation expense. Other companies may calculate EBITDA excluding equity-based compensation differently; therefore, our calculation may not be comparable to similarly titled measures of other companies in our industry.

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Unlevered Free Cash Flow. Unlevered free cash flow is a measure of our liquidity used by management to evaluate our business prior to the impact of our capital structure and after tax distributions required by Desert Newco's LLC agreement and purchases of property and equipment, such as data center and infrastructure investments, that can be used by us for strategic opportunities and strengthening our balance sheet. However, given our debt obligations, unlevered free cash flow does not represent residual cash flow available for discretionary expenses.
Net Debt. We define net debt as total debt less cash and cash equivalents and short-term investments. Total debt consists of the current portion of long-term debt plus long-term debt, unamortized original issue discounts and unamortized debt issuance costs. We believe the presentation of net debt provides useful information to investors because our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage. Furthermore, certain analysts and debt rating agencies monitor our net debt as part of their assessments of our business.
About GoDaddy
GoDaddy powers the world's largest cloud platform dedicated to small, independent ventures. With more than 14.5 million customers worldwide and more than 63 million domain names under management, GoDaddy is the place people come to name their idea, build a professional website, attract customers and manage their work. Our mission is to give our customers the tools, insights and the people to transform their ideas and personal initiative into success. To learn more about the company, visit www.GoDaddy.com.

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GoDaddy Inc.
Consolidated Statements of Operations (unaudited)
(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue:
Domains	$242.5	$218.1	$927.8	$840.8
Hosting and presence	176.7	155.5	678.7	592.0
Business applications	66.7	51.8	241.4	174.5
Total revenue	485.9	425.4	1,847.9	1,607.3
Costs and operating expenses(1):
Cost of revenue (excluding depreciation and amortization)	172.1	145.0	657.8	565.9
Technology and development	73.6	69.0	287.8	270.2
Marketing and advertising	57.9	51.4	228.8	202.2
Customer care	58.5	54.3	242.1	221.5
General and administrative (2)(3)	67.4	51.1	221.2	219.7
Depreciation and amortization	38.5	42.4	160.1	158.8
Total costs and operating expenses	468.0	413.2	1,797.8	1,638.3
Operating income (loss)	17.9	12.2	50.1	(31.0)
Interest expense	(14.2)	(14.5)	(57.2)	(69.2)
Loss on debt extinguishment	—	—	—	(21.4)
Tax receivable agreements liability adjustment	(3.1)	0.6	(12.5)	—
Other income (expense), net	(1.1)	0.3	(1.9)	1.0
Loss before income taxes	(0.5)	(1.4)	(21.5)	(120.6)
(Provision) benefit for income taxes	(0.3)	0.9	(0.4)	0.2
Net loss	(0.8)	(0.5)	(21.9)	(120.4)
Less: net income (loss) attributable to non-controlling interests	1.1	(0.6)	(5.4)	(44.8)
Net income (loss) attributable to GoDaddy Inc.	$(1.9)	$0.1	$(16.5)	$(75.6)
Net income (loss) per share of Class A common stock(4):
Basic	$(0.02)	$—	$(0.21)	$(0.81)
Diluted	$(0.02)	$—	$(0.21)	$(0.81)
Weighted-average shares of Class A common stock outstanding(4):
Basic	87,774	66,244	79,835	58,676
Diluted	87,774	83,153	79,835	58,676
___________________________ (1) Costs and operating expenses include equity-based compensation expense as follows:
Technology and development	$6.3	$5.7	$23.2	$18.2
Marketing and advertising	2.3	1.6	8.1	6.1
Customer care	0.9	0.8	3.9	2.9
General and administrative	7.0	3.8	21.6	13.2

(2)
General and administrative expenses for the twelve months ended December 31, 2015 include $29.7 million of additional expenses related to certain termination payments made in connection with the completion of the IPO.

(3)
General and administrative expenses for the three and twelve months ended December 31, 2016 include acquisition-related expenses of $10.5 million and $13.1 million, respectively. General and administrative expenses for the three and twelve months ended December 31, 2015 includes acquisition and sponsor-related expenses of $0.9 million and $33.9 million, respectively, the majority of which are attributable to the IPO-related expenses noted above.

(4)
Amounts for periods prior to our initial public offering (IPO) have been retrospectively adjusted to give effect to the pre-IPO organizational transactions. The prior period amounts do not consider the 26,000 shares of Class A common stock sold in our IPO. As of December 31, 2016, we have a total of 167,112 shares of common stock outstanding, consisting of 88,558 shares of Class A common stock and 78,554 shares of Class B common stock as shown in a separate table at the end of this release.

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GoDaddy Inc.
Consolidated Balance Sheets (unaudited)
(In millions, except per share amounts)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$566.1	$348.0
Short-term investments	6.6	4.5
Accounts and other receivables	8.0	4.8
Registry deposits	20.6	18.7
Prepaid domain name registry fees	307.0	292.6
Prepaid expenses and other current assets	24.5	25.3
Total current assets	932.8	693.9
Property and equipment, net	231.0	225.0
Prepaid domain name registry fees, net of current portion	172.1	163.7
Goodwill	1,718.4	1,663.4
Intangible assets, net	716.5	735.3
Other assets	11.1	12.1
Deferred tax assets	5.0	5.4
Total assets	$3,786.9	$3,498.8
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$61.7	$39.4
Accrued expenses and other current liabilities	143.0	127.0
Payable to related parties for tax distributions	10.0	5.3
Deferred revenue	1,043.5	937.7
Long-term debt	4.0	4.2
Total current liabilities	1,262.2	1,113.6
Deferred revenue, net of current portion	532.7	478.5
Long-term debt, net of current portion	1,035.7	1,039.8
Payable to related parties pursuant to tax receivable agreements	202.6	151.6
Other long-term liabilities	39.5	34.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value	—	—
Class A common stock, $0.001 par value	0.1	0.1
Class B common stock, $0.001 par value	0.1	0.1
Additional paid-in capital	588.5	454.6
Accumulated deficit	(48.7)	(32.2)
Accumulated other comprehensive income	2.7	3.2
Total stockholders' equity attributable to GoDaddy Inc.	542.7	425.8
Non-controlling interests	171.5	255.2
Total stockholders' equity	714.2	681.0
Total liabilities and stockholders' equity	$3,786.9	$3,498.8

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GoDaddy Inc.
Consolidated Statements of Cash Flows (unaudited)
(In millions)

	Twelve Months Ended December 31,
	2016	2015
Operating activities
Net loss	$(21.9)	$(120.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	160.1	158.8
Equity-based compensation	56.8	40.4
Amortization of original issue discount and debt issuance costs	7.4	7.9
Loss on debt extinguishment	—	21.4
Deferred taxes	(3.8)	(3.0)
Tax receivable agreements liability adjustment	12.5	—
Domain portfolio cost of revenue	10.7	3.7
Other	2.4	0.1
Changes in operating assets and liabilities, net of amounts acquired:
Registry deposits	(1.9)	(0.9)
Prepaid domain name registry fees	(22.8)	(30.7)
Accounts payable	19.6	13.5
Accrued expenses and other current liabilities	10.0	9.5
Deferred revenue	160.8	165.6
Other operating assets and liabilities	(3.4)	(6.7)
Net cash provided by operating activities	386.5	259.2
Investing activities
Purchases of short-term investments	(10.5)	(7.3)
Maturities of short-term investments	8.4	5.8
Business acquisitions, net of cash acquired	(118.5)	(64.7)
Purchase of intangible assets	(1.3)	(23.5)
Purchases of property and equipment, excluding improvements	(54.3)	(45.3)
Purchases of leasehold and building improvements	(7.2)	(10.5)
Other investing activities, net	—	1.1
Net cash used in investing activities	(183.4)	(144.4)
Financing activities
Proceeds received from:
Class A common stock sold in initial public offering, net of offering costs	—	482.4
Option and warrant exercises	55.0	12.7
Class A common stock issued under employee stock purchase plan	5.0	11.5
Payments made for:
Distributions to holders of LLC Units	(18.8)	(0.8)
Repayment of senior note	—	(300.0)
Repayment of revolving credit loan	—	(75.0)
Repayment of term loan	(11.0)	(11.0)
Financing-related costs	—	(13.5)
Capital leases and other financing obligations	(15.1)	(11.9)
Net cash provided by financing activities	15.1	94.4
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.2)
Net increase in cash and cash equivalents	218.1	209.0
Cash and cash equivalents, beginning of period	348.0	139.0
Cash and cash equivalents, end of period	$566.1	$348.0

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Reconciliation of Non-GAAP Financial Measures and Other Operating Metric
The following tables reconcile the most directly comparable GAAP financial measure to each non-GAAP financial measure and other operating metric:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

	(in millions)
Total Bookings:
Total revenue	$485.9	$425.4	$1,847.9	$1,607.3
Change in deferred revenue	5.2	4.0	163.5	165.9
Net refunds	33.1	33.0	141.9	137.8
Other	0.6	1.6	2.2	3.2
Total bookings	$524.8	$464.0	$2,155.5	$1,914.2

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

	(in millions)
EBITDA Excluding Equity-Based Compensation:
Net loss	$(0.8)	$(0.5)	$(21.9)	$(120.4)
Interest expense, net of interest income	13.5	14.2	55.3	68.4
(Benefit) provision for income taxes and adjustments to the TRA liability	3.4	(1.5)	12.9	(0.2)
Depreciation and amortization	38.5	42.4	160.1	158.8
EBITDA	54.6	54.6	206.4	106.6
Equity-based compensation expense	16.5	11.9	56.8	40.4
EBITDA excluding equity-based compensation	$71.1	$66.5	$263.2	$147.0

Change in deferred revenue(1)	$5.2	$4.0	$163.5	$165.9
Change in prepaid and accrued registry costs(1)	$4.0	$2.0	$(21.9)	$(30.8)

(1)
In addition to EBITDA excluding equity-based compensation, we also monitor the changes in deferred revenue and changes in the associated prepaid and accrued registry costs to facilitate a supplemental comparison of our performance from period to period.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

	(in millions)
Unlevered Free Cash Flow:
Net cash provided by operating activities	$89.1	$61.1	$386.5	$259.2
Cash paid for interest on long-term debt	11.5	11.8	46.5	59.1
Cash paid for acquisition and sponsor-related costs	2.7	1.2	3.5	31.9
Capital expenditures	(18.7)	(21.5)	(61.5)	(55.8)
Cash paid for required tax distributions	(8.0)	(0.3)	(18.3)	(0.3)
Unlevered free cash flow	$76.6	$52.3	$356.7	$294.1

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December 31, 2016
(in millions)
Net Debt:
Current portion of long-term debt	$4.0
Long-term debt	1,035.7
Unamortized original issue discounts on long-term debt	30.5
Unamortized debt issuance costs	2.3
Total debt	1,072.5
Less: Cash and cash equivalents	(566.1)
Less: Short-term investments	(6.6)
Net debt	$499.8

The following table sets forth expenses included in net loss related to the termination payments made in connection with the completion of our IPO and the loss on debt extinguishment related to the prepayment of debt following our IPO:

	Twelve Months Ended December 31,
	2016	2015

	(in millions)
Expenses incurred in connection with our IPO:
Transaction and monitoring fee agreement termination fee	$—	$26.7
Executive chairman services agreement termination fee	—	3.0
Prepayment premium on long-term debt	—	13.5
Write-off of unamortized original issue discount on long-term debt	—	7.1
Write off of unamortized deferred financing costs on long-term debt	—	0.8
	$—	$51.1

Shares Outstanding

Shares of Class B common stock do not share in our earnings and are not participating securities. Total shares of common stock outstanding are as follows:

	December 31,
	2016	2015

	(in thousands)
Shares Outstanding:
Class A common stock	88,558	67,083
Class B common stock	78,554	90,398
Total common stock outstanding	167,112	157,481
Effect of dilutive securities(1)	13,880	15,298
	180,992	172,779

(1)	In periods in which we have a net loss, the impact of potentially dilutive securities is excluded from the calculation of earnings per share because the effect would be antidilutive.

14455 N. Hayden Road, Suite 219 Scottsdale, AZ 85260 T: 480.505.8800 https://investors.godaddy.net

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14455 N. Hayden Road, Suite 219 Scottsdale, AZ 85260 T: 480.505.8800 https://investors.godaddy.net